EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Equity Residential for the registration of 370,053 common shares of beneficial interest and to the incorporation by reference therein of our report dated February 22, 2008 (except for Notes 12, 13 and 20, as to which the date is May 28, 2008) with respect to the consolidated financial statements and schedule of Equity Residential included in its May 30, 2008 Current Report on Form 8-K (Form 8-K) and report dated February 22, 2008 with respect to the effectiveness of internal control over financial reporting of Equity Residential included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and our reports dated December 21, 2007, with respect to the Statement of Revenue and Certain Expenses of the Florida Portfolio, Berkeley Portfolio, Teresina at Lomas Verdes, Upper West Side Portfolio and Greenwood Properties all included in its January 4, 2008 Current Report on Form 8-K, filed with the Securities and Exchange Commission.

/s/	Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

June 9, 2008